Exhibit 99.1
News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Senior Director – Public Relations & Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIEs ANNOUNCES agreement with credit facility lenders and unsecured noteholders paving the way for a fully consensual and comprehensive restructuring

Amended Restructuring Support Agreement Provides for Over $1.6 Billion of Deleveraging With Over 88% of Voting Bank Lenders and 64% of Voting Noteholders Approval Already In-Hand

CHATTANOOGA, Tenn. (March 22, 2021) – CBL Properties (OTCMKTS: CBLAQ) today announced that the Company has entered into an amended and restated Restructuring Support Agreement (the “Amended RSA”) with its credit facility lenders and unsecured noteholders that provides for a fully consensual comprehensive restructuring.  The Amended RSA was entered into by the Company, lenders representing more than 88% of the outstanding balance of its secured credit facility (the “Bank Lenders”) and certain  beneficial owners and/or investment advisors or managers of discretionary funds, accounts, or other entities (the “Consenting Noteholders”) representing in excess of 64% of the aggregate principal amount of the Operating Partnership’s 5.25% senior unsecured notes due 2023 (the “2023 Notes”), the Operating Partnership’s 4.60% senior unsecured notes due 2024 (the “2024 Notes”) and the Operating Partnership’s 5.95% senior unsecured notes due 2026 (the “2026 Notes” and together with the 2023 Notes and the 2024 Notes, the “Unsecured Notes”).  The transactions outlined in the Amended RSA will be implemented in the cases commenced by the Company and certain related subsidiaries under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) and pursuant to an amended joint chapter 11 plan of reorganization to be filed in the Chapter 11 Cases (the “Amended Plan”).  The Amended RSA represents a comprehensive settlement between the parties of substantially all key issues relating to the chapter 11 cases, including the ongoing litigation between the Company and the Bank Lenders arising from the prepetition enforcement actions taken by the Bank Lenders.

“This agreement is a major step forward for CBL’s restructuring plan,” said Stephen D. Lebovitz, Chief Executive Officer of CBL. “Reaching a fully consensual plan between our credit facility lenders and noteholders has been a primary goal throughout this process.  The plan we are announcing today achieves all of the major objectives we have set for CBL post-emergence, including greater financial flexibility with a significantly deleveraged balance sheet, a lengthened maturity schedule and overall lower interest expense.  With this agreement in hand, we look forward to moving ahead with the Court approval and confirmation process and are confident that the restructured company will be in an excellent position to execute on our strategies and return to growth.”

The terms of the Amended RSA outline a revised plan for restructuring the Company’s balance sheet that provides for the elimination of more than $1.6 billion of debt and preferred obligations as well as a significant reduction in interest expense.  In exchange for their approximately $1.375 billion in principal amount of Unsecured Notes and $133 million in principal amount of the secured credit facility, Consenting Noteholders and other noteholders will receive, in the aggregate, $95 million in cash, $555

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CBL Properties Announces Agreement With Credit Facility Lenders and Unsecured Noteholders Paving the Way For a Fully Consensual and Comprehensive Restructuring

March 22, 2021

million of new senior secured notes, of which up to $100 million, upon election by the Consenting Noteholders, may be received in the form of new convertible secured notes and 89% in common equity of the newly reorganized Company. Certain Consenting Noteholders will also provide up to $50 million of new money in exchange for additional convertible secured notes. The Amended Plan provides that the remaining Bank Lenders, holding $983.7 million in principal amount under the secured credit facility, will receive $100 million in cash and a new $883.7 million secured term loan.  Existing common and preferred stakeholders are expected to receive up to 11% of common equity in the newly reorganized company.    The Amended RSA is subject to Bankruptcy Court approval, which the Company will seek in accordance with the terms of the Amended RSA.

The latest information on CBL’s restructuring, including news and frequently asked questions, can be found at cblproperties.com/restructuring.  The Amended RSA was filed with the SEC on form 8-K and is available in the Invest - SEC Filings section of cblproperties.com.

No Solicitation or Offer

Any new securities to be issued pursuant to the restructuring transactions may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws but may be issued pursuant to an exemption from such registration provided in the U.S. bankruptcy code. Such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any chapter 11 plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 105 properties totaling 64.6 million square feet across 24 states, including 64 high‑quality enclosed, outlet and open-air retail centers and seven properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information, visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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